Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated June 14, 2007, relating to the financial statements and financial highlights which appears in the April 30, 2007 Annual Report to Shareholders of Putnam Municipal Opportunities Trust and Putnam Municipal Bond Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firms" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 11, 2007